Exhibit 10.54

ASSIGNMENT OF OVERRIDING ROYALTY INTEREST

Amended June 1, 2011

THIS ASSIGNMENT of OVERRIDING ROYALTY INTEREST (this “Assignment”), effective as of 7:00 a.m. on April 29, 2010 (the “Effective Time”), is made by ZAZA ENERGY, LLC, a Texas limited liability company (the “Assignor”), whose address is 1301 McKinney St. Suite 2850, Houston, TX 77010, in favor of Gaston Kearby, (the “Assignee”), whose address is 15122 Kane Harbor. Corpus Christi, TX 78414.

Reference is hereby made to that certain Exploration and Development Agreement, Eagleford Shale Area, by and between Hess Corporation and ZaZa Energy, LLC dated April 28, 2010, a copy of which is attached hereto as Exhibit A and incorporated herein for all purposes (the “EDA”.) This Assignment is subject to all of the terms and conditions of the EDA.

For Ten Dollars ($10.00) and other good and valuable consideration, the receipt, and sufficiency of which are hereby acknowledged, Assignor does hereby grant, bargain, sell, transfer, convey, set over, assign and deliver unto Assignee, its successors and assigns, effective for all purposes as of the Effective Time and subject to the matters set forth herein, all of Assignor’s right, title and interest in and to the following:

An overriding royalty interest equal to one percent (1%) of 8/8ths, derived from those certain leasehold estates acquired or to be acquired pursuant to the EDA, and depicted as HESS on the AMI map which is attached hereto as Exhibit B and incorporated herein for all purposes, whether or not Hess participates (collectively, the “Leases” or singularly, a “Lease”), and each well drilled on the Leases, or lands pooled therewith (collectively, the “Subject Interests”) and all rights incident thereto, proportionately reduced to the extent that a Lease subject to the EDA covers less than the full interest in oil, gas and other minerals in the lands purported to be covered under such Lease or if Assignor’s interest in such Lease is less than the full leasehold interest. This obligation to assign shall remain in effect for a maximum period of six (6) years unless a longer period of time is stated in the EDA.

An overriding royally interest equal to one percent (1%) of 8/8ths, derived from those certain leasehold estates acquired or to be acquired in the Expansion Area as depicted on the AMI map which is attached hereto as Exhibit B and incorporated herein for all purposes (collectively, the “Leases” or singularly, a “Lease”), and each well drilled on the Leases, or lands pooled therewith (collectively, the “Subject Interests”) and all rights incident thereto, proportionately reduced to the extent that a Lease covers less than the full interest in oil, gas and other minerals in the lands purported to be covered under such Lease or if Assignor’s interest in such Lease is less than the full leasehold interest. This obligation to assign remain in effect for a maximum period of six (6) years unless a longer period of time is stated in future third party AMIs.

TO HAVE AND TO HOLD the Subject Interests, together with all and singular the rights, privileges, contracts and appurtenances, in any way appertaining or belonging thereto, unto Assignee, its successors and assigns, forever, subject to the matters set forth herein.

Assignor hereby agrees to warrant and defend title to the Subject Interests solely unto

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Assignee against every person whomsoever lawfully claiming or to claim the same or any part thereof, by, through or under Assignor, but not otherwise; subject, however, to the matters set forth herein. In no event shall the foregoing warranty extend to or be enforceable by any party other than Assignee, specifically excluding Assignee’s successors and assigns in all or part of the Subject Interests.

EXCEPT FOR THE EXPRESS REPRESENTATIONS OF ASSIGNOR IN THIS ASSIGNMENT, ASSIGNEE ACKNOWLEDGES THAT ASSIGNOR HAS NOT MADE, AND ASSIGNOR HEREBY EXPRESSLY DISCLAIMS AND NEGATES, AND ASSIGNEE HEREBY EXPRESSLY WAIVES, ANY REPRESENTATION OR WARRANTY, EXPRESS, IMPLIED, AT COMMON LAW, BY STATUTE OR OTHERWISE RELATING TO OR ATTRIBUTABLE TO THE SUBJECT INTERESTS. ASSIGNOR EXPRESSLY DISCLAIMS AND NEGATES, AND ASSIGNEE HEREBY WAIVES, ANY RIGHTS OF ASSIGNEE UNDER APPROPRIATE STATUTES TO CLAIM DIMINUTION OF CONSIDERATION OR RETURN OF THE PURCHASE PRICE, OR ANY AND ALL IMPLIED WARRANTIES EXISTING UNDER APPLICABLE LAW.

Should any of the Leases be renewed or extended, in whole or in part, within six (6) months after the expiration date of its term by Assignor, the Subject Interest associated with any such renewed of extended Lease shall be effective as though said renewed or extended Lease had been in force and effect as of the Effective Time of this instrument.

The captions in this Assignment are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Assignment. Assignor and Assignee acknowledge that they have participated jointly in the negotiation and drafting of this Assignment and as such they agree that if an ambiguity or question of intent or interpretation arises hereunder, this Assignment shall not be construed more strictly against one party than another on the grounds of authorship.

Nothing in this Assignment shall provide any benefit to any third party or entitle any third party to any claim, cause of action, remedy or right of any kind, it being the intent of the parties hereto that this Assignment shall otherwise not be construed as a third party beneficiary contract.

This Assignment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

This Assignment, other documents delivered pursuant hereto and the legal relations between the parties hereto shall be governed and construed in accordance with the laws of the State of Texas, without giving effect to principles of conflicts of laws that would result in the application of the laws of another jurisdiction.

This Assignment may be executed in any number of counterparts, and each counterpart hereof shall be effective as to each party that executes the same whether or not all of such parties execute the same counterpart. If counterparts of this Assignment arc executed, the signature pages from various counterparts may be combined into one composite instrument for all purposes. All counterparts together shall constitute only one Assignment, but each counterpart shall be considered an original.

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To facilitate the recording or filing of this Assignment, the counterpart to be recorded in a given county may contain only that portion of the exhibits that describes Subject Interests located in that county. In addition to filing this Assignment, the parties hereto shall execute and file with the appropriate authorities, whether federal, state or local, all forms or instruments required by applicable law to effectuate the conveyance contemplated hereby. Said instruments shall be deemed to contain all of the exceptions, reservations, rights, titles and privileges set forth herein as fully as though the same were set forth in each such instrument. The interests conveyed by such separate assignments are the same, and not in addition to the Subject Interests conveyed herein.

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IN WITNESS WHEREOF, this Assignment is executed by the parties on the date of their respective acknowledgments below, but shall be effective for all purposes as of the Effective Time.

ASSIGNOR:

ZAZA ENERGY, LLC

By:	/s/ Todd Alan Brooks
Todd Alan Brooks, Managing Partner

By:	/s/ Gaston Kearby
Gaston Kearby, Managing Partner

By:	/s/ John Hearn
John Hearn, Managing Partner

ASSlGNEE:

GASTON KEARBY

By:	/s/ John Hearn
Name:	Gaston Kearby

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THE STATE OF TEXAS	§
§
COUNTY HARRIS	§

This instrument was signed and acknowledged before me on the 1st Day of June 2011, to be effective April 29, 2010, by Todd Alan Brooks, Managing Partner of ZAZA ENERGY, LLC.

/s/ Ashley Severson
Notary Public in and for the State of Texas

My Commission
Expires:

6.27.15

THE STATE OF TEXAS	§
§
COUNTY HARRIS	§

This instrument was signed and acknowledged before me on the 1st Day of June 2011, to be effective April 29 2010, by Gaston Kearby.

/s/ Ashley Severson
Notary Public in and for the State of Texas

My Commission
Expires:

6.27.15

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Exhibit A

EXPLORATION AND DEVELOPMENT AGREEMENT

EAGLEFORD SHALE AREA

HESS CORPORATION

AND

ZAZA ENERGY, LLC

APRIL 28, 2010

Table of Contents

Page

I. Recitals	1

II. Definitions	1

III. Leasing Program Operations and Costs	5

IV. Collaboration in the Eagle Ford Trend Area	6

V. Area of Mutual Interest	9

VI. Prospect Areas and Wells	12

VII. Operating Agreement	12

VIII. Exploration and Development Tax Rider	11

IX. Miscellaneous	13

X. REPRESENTATION, WARRANTIES AND COVENANTS OF HESS	15

XI. REPRESENTATIONS, WARRANTIES, AND COVENANTS OF ZAZA	16

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EXPLORATION AND DEVELOPMENT AGREEMENT

This Exploration and Development Agreement is entered into this 28th day of April, 2010 (the “Effective Date”) between HESS Corporation, a Delaware corporation “HESS”, with offices at One Allen Center, 500 Dallas Street, Houston, TX 77002 and ZaZa Energy, LLC, a Texas limited liability company, hereinafter “ZAZA”, with offices at 600 Leopard Street, Suite 2100, Corpus Christi, TX 78401. HESS and ZAZA will sometimes hereinafter be referral to individually as a “Party” and collectively as the “Parties”.

I. Recitals

1.1.                            The Parties have identified and shall continue to identify certain geographic areas located in South West Texas and South East Texas available for leasing activities and subsequently conducting exploration and production operations thereon, hereinafter the “Eagle Ford Trend Area”.

1.2.                            The Parties have agreed upon the relative contributions, responsibilities, rights and duties in connection with the Eagle Ford Trend Area, all in accordance with the terms and conditions hereinafter contained.

NOW, THEREFORE, in consideration of the mutual covenants set forth below and other good and valuable consideration, the Parties agree as follows:

II. Definitions

The following terms when used in this Agreement will have the following meanings:

2.1.                            “Acquisition Costs” means the sum of all costs incurred and paid that are associated with acquiring Subject Leases including, without limitation, land brokerage, title and curative costs, land consulting services fees (excluding net profit incentives), and ten percent (10%) of the Cash Bonus paid per Net Mineral Acre to ZAZA pursuant to Section 3.1.

2.2.                            “Agreement” means this agreement and all exhibits attached hereto.

2.3.                            “Carried Acreage Cap” means a maximum gross leasehold Acquisition Costs expenditure by HESS of no more than $500,000,000 ($50,000,000.00 maximum net carry to ZAZA).

2.4.                            “Carry Free of Costs” means a Working Interest ownership that is free and clear of Exploration and Development Costs up to the Well Cap.

2.5.                            “Cash Bonus” means the sum of all direct costs associated (incurred or paid) with acquiring Net Mineral Acres pursuant to this Agreement, within the Eagle Ford Trend Area, including, without limitation, landowner bonuses and/or third party bonuses but explicitly excluding land brokerage, title and curative costs, and land consulting services fees.

2.6.                            “Eagle Ford Trend Area” means the counties shaded in brown on Exhibit “A”. The Parties acknowledge that opportunities to expand the confines of the Eagle Ford Trend Area beyond that depicted on Exhibit “A” may be presented as the Exploration and Development Program progresses. In connection therewith, if and to the extent the Parties agree at any time to expand the definition of the Eagle Ford Trend Area so as to include lands contiguous to, or in the vicinity of, the lands shaded in brown on Exhibit “A”. the Parties further agree to amend, modify and supplement this Agreement by replacing Exhibit “A” with one or more revised exhibits reflecting such expanded area(s) agreed to by the Parties.

2.7.                            “Exploration and Development Costs” of the Wells means all actual third party direct costs and expenses incurred or paid with respect to the Wells, including but not limited to (a) location costs, costs of drilling, re-entering (excluding any Wells that have been previously produced under this Agreement), logging, testing, completing, fracing and equipping such Well(s) for production including flow-lines, tanks, flow meters and other equipment located on the drilling unit, (b) that portion of drilling rate overhead charges allocated to such Well(s) under the applicable JOA, and (c) costs of plugging and abandoning and surface restoration for any such well completed as a dryhole, explicitly excluding Operating Costs

2.8.                            “Existing Burdens” means (i) any royalty, overriding royalty, production payment, and other similar burdens on production which burden the Subject Leases at the time of acquisition by either Party, and (ii) the Reserved Overriding Royalty Interest.

2.9.                            “Exploration Program” means the operations to be conducted by the Parties in the area using 2-D, and or 3-D seismic, and other exploration technologies to explore for subsurface geological formations and anomalies indicative of the existence of oil, gas and other hydrocarbons, along with all necessary processing, review and analysis of such data, including without limitation acquisition of new geophysical data or the reprocessing of existing available geophysical data covering some or all of the Eagle Ford Trend Area or across other areas if the data will contribute to the evaluation of the trend and the subsequent leasing of prospective areas.

2.10.                     “HESS Corporation” or “HESS” has the meaning ascribed in the preamble to this Agreement, with a mailing address of 500 Dallas, Houston, Texas 77002.

2.11.                     “JOA” or “Operating Agreement” means the operating agreement referred to in Article VII herein.

2.11                        “Prospect Area” means a single, or set of, geologic or geophysical leads or ideas within the Eagle Ford Trend Area identified by the Exploration Program thought to be productive of oil or gas, together with the offsetting acreage necessary to protect the geological structure or structures, if productive, from competitive drainage, as such Prospect Areas may be identified and approved by the Parties from time to time, provided a single Prospect Area shall not exceed thirty thousand (30,000) gross acres unless otherwise agreed to by the Parties. Upon reaching the Carried Acreage Cap, any Prospect Area in excess of thirty thousand (30,000) gross acres shall be automatically reduced, subject to ZAZA’s approval, to include only the acreage leased within the respective Prospect Area and a one mile halo around such leased acreage within the original Prospect Area. Prospect Areas that do not have any leasehold acres, after the Carried Acreage Cap has been met and subject to ZAZA’s approval, shall automatically terminate.

2.12                        “Net Mineral Acres” means shall be computed separately for each Lease and shall mean, for each such Lease, the product of the number of gross acres in the lands covered by such Lease, multiplied by (a) the undivided interest in the oil and gas or other mineral interest covered by such Lease in such lands, multiplied by (b) the undivided working interest (expressed as a decimal) in such Lease acquired by or for the benefit of the Parties insofar as it covers such lands (provided that if items (a) and/or (b) vary as to different areas covered by the Lease, a separate calculation shall be done for each such area).

2.13                        “Operating Costs” of a Well means all costs incurred in producing such Well and disposing of such production including, but not limited to:

(i)                                     labor and other services necessary for the maintenance and operation of such Well;

(ii)                                  materials, equipment, supplies, transportation, repairs, and replacements used in the maintenance and operation of such Well, including replacements for all parts of machinery, equipment, tanks, or other equipment to replace and/or repair original Well and/or lease equipment;

(iii)                               reworking or re-equipping such Well;

(iv)                              gathering, treating, processing, transporting, and marketing of production from such Well, explicitly including all gathering lines and pipelines (explicitly excluding flow-lines); and ad valorem, severance, gathering, windfall profits, or other applicable taxes; and

(v)                                 that portion of cost and expenses allocated to such Well in accordance with the usual and customary accounting practices and a COPAS Accounting Procedure (including, but not limited to, overhead costs of the operator as set out in the JOA) which, pursuant to such accounting practices, arc determined to be Operating Costs.

2.14                        “Reserved Overriding Royally Interest” means an overriding royalty interest in and to the Subject Leases equal to and not more than three percent (3%) of 8/8ths, proportionately reduced in accordance with Section 3.4 below.

2.15                        “Seismic Data” means, with respect to each separate and distinct seismic operation on the Prospect Areas, the final gained and ungained migrated three dimensional survey (or two dimensional) stack data obtained in connection with the Exploration Program.

2.16                        “Subject Leases” means the Oil, Gas and Mineral Leases, or individually “Lease”, covering portions of the Prospect Areas acquired or to be acquired in connection with exploration efforts to be conducted pursuant to this Agreement.

2.17                        “Term” means a period commencing from the Effective Date of this Agreement and ending three years from that date or reaching the Carried Acreage Cap, whichever is first to occur, unless extended by the mutual written agreement of the Parties. Notwithstanding the following, this Agreement shall continue in full force and effect until all such obligations arising hereunder have been completely satisfied by the respective Parties, including, without limitation Well Caps and Reserved Overriding Royalty Interests in Prospect Areas and Section IV.

2.18                        “Well” means any well or wells drilled on the Subject Leases, or lands pooled therewith and completed either as a producer or plugged and abandoned as a dry hole.

2.19                        “Well Cap” means the number of wells HESS is obligated to carry ZAZA in each Prospect Area and shall be the number of wells derived by dividing the Net Mineral Acres retained in a Prospect Area acreage (explicitly excluding any acreage that expires) by 640 gross mineral acres by way of example: if the Prospect Area acreage totals 19,200 Net Mineral Acres and is divided by 640 acres, then the Well Cap would be 30 carried wells in that Prospect Area. The Well Cap shall be reduced in proportion to acreage expiring during an AMI term. The Well Cap calculation shall be performed on each respective Prospect Area to determine the Well Cap on a Prospect Area by Prospect Area basis. During development of any Prospect Area, if a portion of the net acreage is condemned and deemed non-productive by HESS the Well Cap shall be proportionately adjusted downward to reflect the condemned net acreage. HESS shall then, upon the written request of ZAZA, re-assign or otherwise convey its Working Interest in such condemned acreage to ZAZA, Notwithstanding the foregoing, prior to making a written request for such condemned acreage, ZAZA shall not be obligated to accept the condemned acreage.

2.20                        “Working Interest” means the cost-bearing leasehold estate and working interest in and to the Subject Leases held by the Parties, subject to applicable participation elections.

2.21                        “ZaZa Energy, LLC (“ZAZA”)” has the meaning ascribed in the preamble to this Agreement, with a mailing address of 600 Leopard St., Suite 2100, Corpus Christi, Texas 78401.

III. Leasing Program Operations and Costs

3.1.                            Program Operator. ZAZA, as Operator, will conduct the Exploration and Development Program across the approved Prospect Areas identified pursuant to Section 6.1 below. The Parties agree that HESS shall pay to ZAZA an amount equal to ten percent (10%) of the Cash Bonus paid per Net Mineral Acre on a Prospect Area, within thirty (30) days upon receipt of written notification from ZAZA that funding out of the fund to be maintained pursuant to Section 3.3 has occurred for each lease purchased in accordance with Section 3.2 below. The Parties acknowledge that: (i) HESS, at its sole discretion, shall have the right to take over all operations including, but not limited to, all drilling and. production operations, at any time on or after one year from the spud date of the first Well drilled on any Prospect Area upon not less than thirty (30) days prior written notice to ZAZA; (ii) ZAZA, at its sole discretion, shall have the right to turn over all operations, including, but not limited to, all drilling and production operations, to HESS, at any time on or after one year from the spud date of the first Well drilled on any Prospect Area upon not less than thirty (30) days prior written notice to HESS; and (iii) the duties of the Operator (HESS or ZAZA as the case may be) may extend beyond the Term.

3.2.                            Leasing. ZAZA shall, in good faith, use its best efforts to (a) obtain oil and gas leases within Prospect Areas identified and mutually approved by the Parties and located in the Eagle Ford Trend Area shown on Exhibit “A”, attached hereto and made a part hereof, on leasing terms acceptable to HESS and substantially comparable to the current competitor leasing terms found in the respective Prospect Area. HESS shall advise ZAZA of maximum approved royalty and bonus terms in excess of such competitor leasing terms that it is willing to offer for leases in Prospect Areas and ZAZA shall not offer in excess of such maximum approved royalty and bonus. HESS and ZAZA shall periodically meet (at least once every month) to review leasing efforts and to discuss, identify and solicit approval for the joint acquisition in jointly approved Prospect Areas and to discuss other matters pertinent to lease acquisition. If HESS and ZAZA agree in writing on the acquisition of certain Leases (to be identified by either land descriptions, a plat with an area outlined, or by landowner), then such Leases shall be jointly acquired by ZAZA on behalf of the Parties. HESS is under no obligation to accept any oil and gas lease acquired by ZAZA which does not conform to the above procedures. Subject to the foregoing provisions of this Section 3.2, in the event the Parties cannot agree on the joint acquisition of certain additional leases, or if either HESS or ZAZA separately acquire additional leases within a Prospect Area without such periodic meeting and subsequent agreement, then such leases shall be subject to the provisions of Section 5.1.

ZAZA is not entitled to collect a management fee from HESS for services performed under this Agreement. However, ZAZA shall retain consultants and brokers, both full time and part time, reasonably necessary to assist ZAZA and HESS in the ongoing operations and development of the Eagle Ford Trend Area. HESS shall have the right to approve any multi-year consulting terms. The associated fees and expenses of all consultants and brokers related to the ongoing operations of the Exploration and Development Program will be billed to HESS at cost (with supporting documentation) and HESS shall reimburse ZAZA within thirty (30) days of HESS’ receipt of an invoice for such charges from ZAZA. All such consultants and brokers shall be the contractors of ZAZA unless otherwise agreed to in writing by HESS and the consultants and brokers in accordance with the provisions of this Section 3.2. ZAZA shall use its reasonable efforts to assure that the consultants and brokers will be made available to continue to work under HESS, if HESS so desires, and the consultants so agree, within the Prospect Area. ZAZA shall assign to HESS, on a lease by lease basis, an undivided 90% of the working interest acquired in each Lease and a proportionate share of the net revenue interest, reduced by a proportionate 90% share, if applicable, of the Reserved Overriding Royalty Interest. The Reserved Overriding Royalty Interest is to be reserved in favor of ZAZA and/or their assigns in all leasehold acquired pursuant to this Agreement.

3.3.                            Leasing Costs Carried Acreage Cap. HESS shall provide ZAZA a lease fund, in accordance with this Agreement and a mutually agreed upon funding agreement, reasonably necessary to facilitate Lease purchases within Prospect Areas approved by the Parties and located within the Eagle Ford Trend Area. HESS shall deposit into the lease fund only those amounts necessary for the acquisition of oil and gas leases that HESS has previously agreed in writing to acquire. Once a Prospect Area has been established, ZAZA shall use its reasonable efforts to acquire oil and gas leases within Prospect Areas in accordance with the provisions of Section 3.2. Of those oil and gas leases acquired pursuant to Section 3.2, HESS shall acquire ninety percent (90%) working interest in the Subject Leases and shall pay one hundred percent (100%) cost shave of all Acquisition Costs up to the Carried Acreage Cap. ZAZA shall retain an undivided ten percent (10%) working interest in each Lease for its own account (proportionately reduced). ZAZA shall identify areas available for lease within a Prospect Area and if for any reason ZAZA offers to HESS and HESS declines to participate, ZAZA shall be free to pursue said acreage for its own account outside of this Agreement for terms identical to or less favorable than those presented to HESS. HESS shall have ten (10) business days to approve or decline an area for lease, unless otherwise agreed to by the Parties where time is determined, in the reasonable opinion of the Parties, to be of the essence. Once the Carried Acreage Cap is reached, the Parties shall have the option to continue acquiring additional oil and gas leases in Prospect Areas identified by the Parties and located within the Eagle Ford Trend Area pursuant to this Agreement and ZAZA shall have the right but not the obligation to participate for a ten percent (10%) cost bearing working interest in the additional leases purchased. The Net Mineral Acres attributable to Leases acquired after the Carried Acreage Cap is reached shall not be included in the calculation of the Well Cap.

3.4.                            Proportionate Reduction. To the extent that a Lease subject to this Agreement covers less than the full interest in oil, gas and other minerals in the lands purported to be covered under such Lease or if ZAZA’s interest in such Lease is less than the full leasehold interest, then the Working Interest conveyed therein to HESS and the Reserved Overriding Royally Interest shall be reduced in proportion to the interest actually covered by such Lease.

IV. Collaboration in the Eagle Ford Trend Area

4.1                               Operating Teams. It is the intention of the Parties to collaborate in the exploration and development of the Eagle Ford Trend Area through joint teams comprised of employees, consultants or representatives of each Party. In this regard, the Parties shall form the working groups described below (collectively the Operating Teams) to provide overall supervision, direction and coordination of the lease acquisition, exploration, drilling, development and production operations under this Agreement. The Operating Teams shall be composed of a minimum of five (5) separate joint teams: (i) the Exploration Team, (ii) Engineering Team, (iii) the Land Team (iv) the Commercial Team and (v) the Management Team. Each of the team may subdivide into separate sub-teams as the individual teams deem appropriate. Unless otherwise provided, each Team shall consist of at least one (1) and no more than five (5) representatives from each Party. The head of each team (“Team Lead”) shall initially be a ZAZA employee except for the Commercial Team and the Management Team which HESS shall chair. HESS shall, however, have the option after the initial well on the Eagle Ford Trend Area is drilled to total depth to place a HESS employee as the Team Lead on any of the Operating Teams. The work of each Party’s team members shall be performed independently at office locations provided by the Party designating such members. However, from time to time either Party’s team members may be seconded at the other Party’s offices in order to maximize team efficiencies. The Operating Teams arc teams specific to this Agreement and shall be independent from any study team (in connection with the undertaking of a feasibility study) and/or any project team that may be established pursuant to the terms of the Operating Agreement.

4.2                               Exploration Team. The Exploration Team will be responsible for conducting the Exploration Program for the evaluation of the Eagle Ford Trend Area to identify the most desirable drillable areas and to identify areas in the Eagle Ford Trend Area for future lease acquisitions and exploration by the Parties. The Parties agree to disclose to each other their technical data and interpretations of the Participation Area (unless such data and interpretation arc subject to third party confidential data restrictions). In any event, all such data or interpretations disclosed shall be subject to the confidentiality provisions of the Operating Agreement. The Exploration Team shall provide recommendations for the placement of drilling units and the location of wells on any such drilling units and well evaluation procedures.

4.3                               Engineering Team. The Engineering Team shall include at least one (1) member from HESS’ Environmental, Health and Safety unit and shall be responsible for well design, completion and fracturing and stimulation procedures, scheduling of drilling operations, compliance with federal, state and local environmental, safety and operational regulations, and the production of hydrocarbon resources throughout the term of this Agreement. The Engineering Team and the Exploration Team shall work together to efficiently accomplish the responsibilities of each Team.

4.4                               Land Team. The Land Team shall include one (I) member from HESS’ Legal Department and shall be responsible for construction and implementation of all contracts and other instruments necessary for the conduct of business under this Agreement. The Team shall also coordinate the approval of Prospect Areas, lease negotiations and acquisitions, facilitate funding for lease acquisitions and payment of acquisition costs. The Team shall conduct joint venture negotiations with third parties, procurement of drillsite title opinions and preparation of unit declarations and other matters relating to overall supervision of business matters, other than commercial, in a Prospect Area.

4.5                               Commercial Team. The Commercial Team shall consist of at least one (1) but not more than three (3) representatives from each Party and will be responsible for the planning and implementation of transportation and marketing strategies for field production. The Commercial Team shall identify, evaluate and attempt to agree upon the most commercially advantageous form of field gathering system, and the assessment of any third party gathering proposals (including the review of pertinent contracts in connection with any such proposals). The Commercial Team is expected to develop effective and cost-efficient strategies and plans for the construction and/or installation of production facilities intended to service numerous wells across a Prospect Area.

4.6                               Management Team. The Management Committee will be composed of a Vice President level manager from HESS and a Managing Partner from ZAZA. The Management Team shall have the responsibility for ensuring that (a) the Teams are properly formed, maintained and functioning in a manner consistent with this Agreement; (b) effective coordination and cooperation of efforts exists within the Operating Teams and the management of each of the Parties; and (c) that a forum exists for prompt reconciliation of competing alternative views of a Party’s members of the respective Teams. In particular, the Management Team shall (1) review, assess and approve reports and recommendations from the respective Teams; (2) attempt to reconcile the views and proposals supported by one Party’s Team members with the other Party’s members where practicable. Additionally, the Management Team shall serve as a forum to resolve differences of opinion among Team members as to matters such as appropriate AFE costs, geophysical data acquisition and reprocessing, well locations, drilling schedules, completion procedures or health, safety and environmental matters. The Management Team shall perform its purpose in good faith and use its reasonable best efforts to arrive at unanimous solutions as expeditiously as possible. Failing to reach a consensus view, the decision of HESS shall prevail.

On a regularly scheduled basis, but no less than once a month, the respective Teams will prepare a report to the Management Team of its recommendations on: (1) Prospect Areas to be approved and any potential lease acquisitions and funding; (2) a subsurface review updated to reflect new well results in the area; and (3) a tentative drilling schedule of wells for the coining six (6) months.

V. Area of Mutual Interest

5.1                               AMI Procedures. The Parties agree to create a separate Area of Mutual Interest for each Prospect Area (“AMI”) comprising all of the lands identified within the respective Prospect Area under the terms of Section 6.1 below, which shall be memorialized by separate agreement, identified by a number corresponding with each subsequently created Prospect Area (e.g. AMI 1, AMI 2, Prospect Area 1, Prospect Area 2) and included within the provisions of the JOA for each separate Prospect Area. The term of the AMI as to any Prospect Area shall expire seven (7) years from the effective date of any amendment to the JOA incorporating such Prospect Area (the Parties acknowledge that the AMI may extend beyond the Term). During the term of the AMI, if any Party hereto (the “Acquiring Party”) acquires any oil and gas leasehold interest, unleased mineral interest, or the right to earn any such interest, directly or indirectly (whether through merger, sale of shares or other equity interests, joiner in a joint operating agreement, participation agreement or otherwise) (through any individual or entity associated or affiliated with such Party), the Acquiring Party shall, within fifteen (15) business days following such acquisition, notify the other Party to this AMI provision, or a counterpart thereof (the “Offeree”) of such acquisition. To the extent a lease covers acreage inside and outside the AMI, the portion situated outside the AMI shall also be offered to the Acquiring Party. If the Offeree elects to purchase its proportionate share of the lease, the AMI shall be amended to include the acreage outside the AMI. The notice from the Acquiring Party to the Offeree shall include a copy of all instruments of acquisition and any other pertinent available data, and an itemized statement of the actual costs and expenses incurred by the Acquiring Party in acquiring such interest, excluding, however, costs and expenses of its own personnel. The Offeree shall have ten (10) business days after the receipt of such notice within which to notify the Acquiring Party of its election to acquire its proportionate interest in the interest acquired by the Acquiring Party. The proportionate interests will be based upon the Party’s respective Working Interests, as the case may be but subject to the Carried Acreage Cap, the Reserved Overriding Royalty Interest and the Carried Free of Costs rights of ZAZA. If the Acquiring Party has not received actual notice of the election of an Offeree to acquire its proportionate interest within the ten (10) business day period, it shall be conclusively presumed that the Offeree has rejected the offer. If the Offeree notifies the Acquiring Party within the aforesaid time period of its election to acquire its proportionate interest in the interest acquired, the Acquiring Party shall promptly invoice the Offeree for its proportionate part of the actual third party costs incurred in the acquisition, along with a written agreement whereby the Offeree assumes its proportionate share of all terms, conditions, provisions, obligations and liabilities assumed by the Acquiring Party in connection with such acquisition.

Notwithstanding any of the foregoing, however, if a well is being drilled within the AMI at the time of acquisition, the result of which, is reasonably expected to impact the value of the interest so acquired, the Acquiring Party shall so advise the Offeree, and the election to acquire a proportionate interest in the acquired interest must be made within forty-eight (48) hours after receipt of such notice. Failure of the Offeree to timely respond in either case to the Acquiring Party shall be conclusively deemed an election by such Party not to acquire its proportionate interest in the acquired interest. In the event that a Party to this AMI provision, or a counterpart thereof, should elect not to acquire its proportionate interest in such acquisition, or should fail to timely exercise its option, then such Offeree will be deemed to have forfeited all rights to acquire any right, title and interest in and to acquired interest.

If the Offeree elects to acquire its proportionate interest and assumes its obligations, as hereinabove set forth, the Acquiring Party shall, after such Offeree has paid the invoice amount and executed and delivered the written agreement provided for above, execute and deliver a written assignment in recordable form covering the Offeree’s proportionate share in the acquired interest, and an attributable net working interest (net of the ZAZA Reserved Overriding Royalty Interest in each Lease) which assignment shall be made without any warranty of title, express or implied, except to claims of all persons claiming or to claim the same or any part thereof by, through or under the Acquiring Party, but not otherwise. Such assignment shall also be made subject to the terms of this Agreement.

5.2                               Existing AMI Areas. The Parties acknowledge that they may have existing areas of mutual interest within the Eagle Ford Trend Area with third parties. The Parties agree these areas are exempt from this Agreement. A list of such areas is attached hereto as Exhibit “C”.

5.3                               Excluded from the Eagle Ford Trend Area. Share acquisitions and mergers by either Party are explicitly excluded from this Agreement.

5.4                               Non-Prospect Area Acquisitions within the Eagle Ford Trend Area. The Parties acknowledge that acquisitions made by either Party for the Term and within the Eagle Ford Shale Trend Area, shall be subject to this Agreement.

5.4.1                             HESS shall offer to ZAZA any acquisition of an oil and gas lease, unleased mineral interest or the right to earn either such interest (the “Opportunity”) offered to HESS: (i) by a third party; (ii) within the Eagle Ford Trend Area; (iii) not in a Prospect Area; and (iv) during the Term and ZAZA shall have the right, but not the obligation, to participate in such Opportunity for a ten percent (10%) Working Interest, reduced in proportion to the interest being offered through HESS, Carried Free of Costs but explicitly excluding the amount equal to ten percent (10%) of the cash bonus paid per Net Mineral Acre described under Section 3.1. ZAZA shall have no more than ten (10) business days after its receipt of such offer within which to notify HESS of ZAZA’s election to acquire a proportionately reduced ten percent (10%) Working Interest in the Opportunity being offered to or already acquired by HESS, unless otherwise agreed to by the Parties where time is of the essence.

5.4.1.1           The Opportunities discussed in Section 5.4.1 brought to HESS by an individual landowner, a group of landowners or a brokerage firm representing an individual land owner or group of land owners, if acquired by ZAZA, shall be deemed Prospect Areas and therefore subject to this Agreement, Carried Free of Costs and the Reserved Overriding Royalty Interest.

5.4.1.1.1                         The Reserved Overriding Royalty Interest provided for under Section 5.4.1.1 shall be proportionately reduced in order to ensure that HESS receives no less than a seventy-two percent (72%) net revenue interest on all such acquired Leases.

5.4.1.2           The Opportunities discussed in Section 5,4.1 brought to HESS, through direct solicitation, by a company engaged in the exploration and production of oil and gas, an oil and gas operating company or a brokerage firm representing either such companies (the “Oil Company”), if acquired by ZAZA, shall be deemed Prospect Areas and therefore subject to this Agreement, Carried Free of Costs but not the Reserved Overriding Royalty Interest.

5.4.1.3           In the event an identical Opportunity is presented to ZAZA by an Oil Company, the date the notice letter is transmitted from one Party to the other Party shall be controlling in determining whether or not the Opportunity is subject to Section 5.4.1. Those opportunities that are not subject to Section 5.4.1 shall be offered to HESS subject to this Agreement.

5.4.2                             ZAZA shall offer to HESS any Opportunity offered to ZAZA: (i) by a third party; (ii) within the Eagle Ford Trend Area (iii) not in a Prospect Area; and (iv) during the Term and HESS shall have the right, but not the obligation, to participate in such Opportunity for a ninety percent (90%) Working Interest, reduced in proportion to the interest being offered through ZAZA. HESS shall have no more than ten (10) business days after its receipt of such offer within which to notify ZAZA of HESS’ election to acquire a proportionately reduced ninety percent (90%) Working Interest in the Opportunity being offered to or already acquired by ZAZA, unless otherwise agreed to by the Parties where time is of the essence. Opportunities discussed under this Section 5.4.2 shall be subject to this Agreement.

VI. Prospect Areas and Wells

6.1                               Prospect Identification. For the Term the Parties shall jointly identify separate Prospect Areas from the data obtained for the joint benefit of the Parties and mutually approved Prospect Areas shall be further identified by a number corresponding with the each subsequently created Prospect Area (e.g. Prospect Area 1, Prospect Area 2, etc…). Unless mutually agreed by HESS and ZAZA, each Prospect Area shall consist of no more than thirty thousand (30,000) gross acres. Each Party will have the option to participate in acquiring Subject Leases within the respective Prospect Area in accordance with the terms of this Agreement. Upon identification and approval of a Prospect Area, and AMI, the Parties shall execute amendments to the JOA to include such Prospect Area and AMI. Any area submitted by a Party for consideration as a Prospect Area that the Parties do not mutually agree to identify as a Prospect Area shall be excluded from and not subject to this Agreement.

6.2                               Wells. Drilling, completion, reworking and production operations on all wells drilled on each approved Prospect Area will be conducted in accordance with the JOA. As to each well drilled within a Prospect Area up to the Well Cap for that Prospect Area, ZAZA will retain a 10% carried Working Interest on a Carry Free of Costs basis proportionately reduced to HESS’ Working Interest in any such well(s). Once the Well Cap is reached within a Prospect Area, ZAZA shall have the right to participate for a cost bearing 10% Working Interest on subsequent Wells within the Prospect Area pursuant to the terms of the applicable JOA.

VII. Operating Agreement

7.1                               Concurrent with the execution of this Agreement, the Parties agree to be bound by the terms of a JOA substantially in the form of the JOA attached as “Exhibit B”, with appropriate revisions for the date of the agreement, the description of the Prospect Area and Leases covered, and the interest of the Parties naming ZAZA as “Operator”, covering operations conducted with respect to each approved Prospect Area and jointly owned Leases acquired pursuant to this Agreement. The Parties shall execute each Prospect Area JOA; provided however, the execution of any JOA with regard to a Prospect Area approved hereunder is pro forma only, it being understood that each such Prospect Area shall be subject to the terms thereof with or without formal execution.. In the event of a conflict between the terms and provisions of this Agreement and the JOA, the terms of this Agreement shall control.

VIII. Exploration and Development Agreement Tax Rider

8.1                               Tax Partnership. The Parties intend and expect that the transactions contemplated by this Agreement will be treated, for purposes of federal income taxation and for purposes of certain state income tax laws that incorporate or follow federal income tax principles, as resulting in (a) the creation of a partnership (the “Tax Partnership”) in which HESS and ZaZa are treated as partners, with the Tax Partnership being treated for Tax purposes as holding the Subject Leases and engaging in all activities of the Parties with respect to the Subject Leases and any other assets that may subsequently be acquired by the Parties jointly pursuant to this Agreement; and (b) the realization by the Tax Partnership of all items of income or gain and the incurrence by the Tax Partnership of all items of costs or expenses attributable to the ownership, operation or disposition of such assets and other assets that may subsequently be acquired by the Parties jointly, notwithstanding that such items are realized, paid or incurred by the Parties individually, all as set forth in the Tax Partnership Agreement attached as Exhibit “D”.

With respect to any of the Subject Leases purchased by HESS pursuant to this Agreement as to which HESS will be considered to own a ninety percent (90%) working interest (and regardless of how title is taken), the Parties specifically intend that (a) HESS shall be treated as having purchased such leases or other property for the Tax Partnership for an amount equal to all costs paid by HESS with respect to such property (including, but not limited to, Acquisition Costs as defined in this Agreement); (b) the Tax Partnership will be considered to have paid any amounts payable to ZaZa pursuant to Sec. 3.1 of this Agreement as amounts described in Sec. 707(a) of the Internal Revenue Code of 1986, (“Code”) for services rendered; and (c) the Reserved Overriding Royalty Interest shall also be considered amounts payable to ZaZa by the Tax Partnership as amounts described in Sec. 707(a) of the Code for services rendered.

IX. Miscellaneous

9.1                               Relationship of the Parties. It is not the purpose nor intention of this Agreement to create, and this Agreement shall never be construed as creating, a joint venture, mining partnership, or other relationship by and between the Parties whereby any Party shall be held liable for the acts, either of omission or commission, of any other Party hereto. The rights and liabilities of the Parties hereunder shall be several and not joint or collective.

9.2                               Confidentiality. The Parties shall keep this transaction and the information obtained from the Exploration Program strictly confidential and agree that no Party shall disclose in whole or in part, any such information to any third party without the other Party’s prior written consent. It is agreed that the Parties may disclose the information to the following persons only to the extent necessary to evaluate the participation in acquiring leases and drilling a well or wells thereon: (a) the Parties’ (and their affiliates’ and nominees’) employees, officers and directors who need to examine the information for purposes of evaluation; (b) any professional consultant retained for the purpose of evaluating the information; (c) their respective working interest owners or potential participants in a Prospect area or non-consent acreage; or (d) any lender financing the Parties’ participation in the potential acquisition or drilling, including any professional consultant retained by the lender for purposes of evaluating the information. In any event, the disclosing Party shall be responsible for ensuring that any party to whom the information is disclosed shall keep the information confidential in accordance with this provision.

9.3                               Exhibits. The exhibits attached hereto are hereby incorporated herein and made a part hereof for all purposes.

9.4                               Binding Effect. This Agreement will be binding upon the parties hereto, their successors and assigns. The AMI provisions hereof constitute covenants running with the land.

9.5                               Complete Agreement. This Agreement supersedes any and all other agreements, either oral or in writing, between the parties hereto with respect to the subject matter hereof and contains all of the covenants and agreements between the parties with respect to said matter. Time is of the essence in this Agreement.

9.6                               Amendment. No change, modification, or alteration of this Agreement shall be binding upon any Party unless made in writing and executed by all Parties.

9.7                               Construction. This Agreement shall be construed in accordance with and governed in all respects by the laws of the State of Texas. This Agreement shall be deemed to have been executed in Houston, Texas, and all payments hereunder shall be deemed payable in Harris County, Texas.

9.8                               Notices. Any and all notices, requests, consents, responses to notices, or other communications permitted or required to be given under the terms of this Agreement shall be in writing, properly addressed to the other Party as shown below, and delivered by mail (postage paid), by hand delivery or by facsimile transmission. Notices sent by email are ineffective. Notices or responses are effective when received by the receiving Party during that Party’s regular business hours. Notices and responses shall be deemed received (a) if given by facsimile transmission, when transmitted if transmitted on a business day and during normal business hours of the recipient, and otherwise on the next business day following transmission, (b) if given by certified mail, return receipt requested, postage prepaid, three (3) business days after being deposited in the United States mails and (c) if given by Federal Express service or other means, when received or personally delivered. All communications shall be sent to the respective Party at the address set forth below or at such other address as such Party may designate by ten (10) days advance written notice to the other Party hereto:

Addresses for Notices:

If to HESS:	Hess Corporation
One Allen Center
500 Dallas St.
Houston, TX 77002
Attention: J.Y. Christopher
Facsimile: (713) 609-4041

If to ZAZA:	ZAZA ENERGY, LLC
Attn: Gaston Kearby

600 Leopard St., Ste. 2100
Corpus Christi, Texas 78473
Tel: (361)816-8910
Fax: (361)884-9107

9.9                            Arbitration. All disputes, controversies, or claims that may arise among the parties relating to this Agreement will be submitted to, and determined by, binding arbitration. The arbitration will be conducted before a single arbitrator pursuant to the Commercial Arbitration Rules then in effect of the American Arbitration Association but without using the offices or auspices of the AAA. Exclusive venue for the arbitration will be in Harris County, Texas. The arbitrator will apply the laws of the State of Texas (without regard to conflict of law rules) to the dispute, controversy, or claim. Evidentiary questions will be governed by the Texas Rules of Evidence. The arbitrator’s award will be in writing and shall set forth findings and conclusions upon which the arbitrator based the award. The prevailing Party in the arbitration will be entitled to recover its reasonable attorneys’ fees, costs, and expenses incurred in connection with the arbitration, as determined by the arbitrator. Any award pursuant to the arbitration will be final and binding upon the Parties and judgment on the award may be entered in any federal or state court sitting or located in Harris County, Texas, or in any other court having jurisdiction. The provisions of this Section will survive the termination of this Agreement. Notwithstanding the foregoing, this Section will not prevent any Party from seeking injunctive relief from a court of competent jurisdiction under appropriate circumstances, provided, however, such action will not constitute a waiver of the provisions of this Section.

9.10                        Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

9.11                        Public Announcements. The Parties agree to consult with each other prior to issuing any press release or making any public statement with respect to this Agreement and, except for any press release or public announcements, the making of which are required by law or any listing agreement with any notional securities exchange, shall not issue any such press release or make any such public statement prior to such consultation and the consent of the other Party.

X. REPRESENTATION, WARRANTIES AND) COVENANTS OF HESS

HESS hereby represents, warrants, and covenants to ZAZA as follows:

10.1                        Organization, Good Standing and Qualification. HESS is duly organized, validly existing and in good standing under the laws of the State of Delaware and is qualified to do business and in good standing in the State of Texas. HESS has all requisite corporate power and authority to execute and deliver this Agreement, and to carry out the provisions of this Agreement.

10.2                        Requisite Power and Authority. HESS has all necessary power and authority under all applicable provisions of law to execute and deliver this Agreement and to carry out its provisions. All action on HESS’ part required for the lawful execution and delivery of this Agreement has been or will be taken prior to the Closing. Upon its execution and delivery, this Agreement will be a valid and binding obligation of HESS enforceable in accordance with its terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights and (b) general principles of equity that restrict the availability of equitable remedies.

XI. REPRESENTATIONS, WARRANTIES, AND COVENANTS OF ZAZA

ZAZA hereby represents, warrants, and covenants to HESS as follows:

11.1                        Organization, Good Standing and Qualification. ZAZA is duly organized, validly existing and in good standing under the laws of the State of Texas and is qualified to do business and in good standing in the State of Texas. ZAZA has all requisite company power and authority to execute and deliver this Agreement, and to carry out the provisions of this Agreement.

11.2                        Requisite Power and Authority. ZAZA has all necessary power and authority under all applicable provisions of law to execute and deliver this Agreement and to carry out its provisions. All action on ZAZA’s part required for the lawful execution and delivery of this Agreement has been or will be taken prior to the Closing. Upon its execution and delivery, this Agreement will be a valid and binding obligation of ZAZA, enforceable in accordance with its terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights and (b) general principles of equity that restrict the availability of equitable remedies. ZAZA represents that it has obtained all necessary consents and/or approvals of all of its partners to enter into this Agreement and to perform its obligations set forth hereunder.

11.3                        No Conflict. The execution, delivery and performance by ZAZA of this Agreement and the consummation of the transactions contemplated hereby do not and will not: (i) violate or conflict with any provision of the charter documents or bylaws of ZAZA; (ii) violate any provision or requirement of any domestic or foreign, national, state, or local law, statute, judgment, order, writ, injunction, decree, award, rule, or regulation of any governmental entity applicable to ZAZA; (iii) violate, result in a breach of, constitute (with due notice or lapse of time or both) a default or cause any obligation, penalty, premium or right of termination to arise or accrue under any contract; (iv) result in the creation or imposition of any lien, charge or encumbrance of any kind whatsoever upon any of the properties or assets of ZAZA; and (v) result in the cancellation, modification, revocation or suspension of any license, permit, certificate, franchise, authorization or approval issued or granted by any governmental entity.

11.4                        Consents. No consents or notices are required to be obtained or given by or on behalf of ZAZA before consummation of the transactions contemplated by this Agreement in compliance with all applicable laws, rules, regulations, orders or governmental or other agency directives, or the provisions of any document binding upon ZAZA.

11.5                        Books and Records. ZAZA has maintained its books, records and files accurately and in accordance with generally accepted industry standards and all books, records and files are in ZAZA’s possession and the accounting records have been maintained in accordance with generally accepted accounting principles consistently applied.

11.6                        Legal Proceedings. There is no suit, action, claim, investigation by any person or entity or by any administrative agency or governmental body, and no legal administrative or arbitration proceeding pending or, to ZAZA’s best knowledge, threatened against ZAZA which has materially adversely affected or may so affect the performance of ZAZA.

11.7                        No Third Party Beneficiaries. No third party has any rights under this Agreement or may enforce any provision in this Agreement.

11.8                        Conflicts of Interest. Except as otherwise expressly provided in this Agreement, no director, employee, or agent of any Party shall give to or receive from any director, employee or agent of any other Party, or any Affiliate of any other Party, any commission, fee, rebate, gift, or entertainment of significant cost or value in connection with this Agreement. In addition, no director, employee, or agent of any Party shall enter into any business arrangement with any director, employee, or agent of any other Party, or any Affiliate of any other Party, who is not acting as a representative of such other Party or its Affiliate, without prior written notification thereof to the other Party.

11.9                        Assignment of This Agreement. Neither Party may assign or transfer in whole or part its rights and obligations under this Agreement without the prior written consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed. Any purported assignment or transfer in breach of this obligation is void as between HESS and ZAZA. However, either Party may assign any of its rights and obligations under this Agreement to an Affiliate or subsidiary without the consent of the other Party.

11.10                 Limitation of Liability and No Responsibility for Extraordinary Damages. The Parties acknowledge their sole obligation and liability to each other in connection with the subject matter hereof shall be governed by the terms of this Agreement and the Operating Agreement. Each Party mutually waives and releases to the fullest extent permitted by applicable law, all claims for Consequential Loss, punitive or exemplary damages arising out of this Agreement, whether such claims are made in connection with an indemnity, a breach of any obligation under this Agreement, or otherwise. For the purposes of this Agreement, the phrase “Consequential Loss” shall mean any of the following regardless of cause, whether arising under common law, equity or contract, by virtue of any fiduciary duty, in tort or delict (including negligence) as a consequence of breach of any duty (statutory or otherwise) or under any other legal doctrine or principle whatsoever, irrespective of whether recoverable in law or equity.

(A)                               Loss of production, failure or inability to produce, process, take delivery of, transport or deliver or delay in producing, processing, taking delivery of, transporting or delivering hydrocarbons.

(B)                               Any failure, loss or damage or expense directly or indirectly consequent upon any of the foregoing, including any loss or damage incurred or liquidated or pre-estimated damages or penalties of any kind whatsoever borne or payable, under any contract [for the sale, exchange, transportation, processing, storage or other disposal of hydrocarbons].

(C)                               Any loss associated with business interruption including the cost of overheads incurred during business interruption or deferment of revenue or income, loss of or failure to obtain any contract or other business opportunity or loss of profit.

(D)                               Any loss, damage, cost and expense arising out of any action, claim, suit, demand or judgment resulting from or arising out of any of the foregoing.

(E)                               Loss of bargain, contract, expectation or opportunity in each case whether direct or indirect.

(F)                                Any indirect or consequential loss under applicable law whether or not foreseeable at the date of execution of this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement in duplicate counterpart originals to be effective as of the Effective Date.

HESS CORPORATION		ZAZA ENERGY L.L.C.

By:	/s/ William T. Drennen III	By:	/s/ Todd Alan Brooks
Name:	William T. Drennen III	Name:	Todd Alan Brooks
Title:	SVP Exploration	Title:	Managing Partner
Date:	April 28, 2010	Date:	4/28/2010

Exhibit “A”

Plat of Eagle Ford Trend Area

EAGLE FORD SHALE TREND

ACROSS TEXAS

Exhibit “B”

Form of Joint Operating Agreement

See attached.

Exhibit “D”

ATTACHED TO AND MADE A PART OF THAT CERTAIN EXPLORATION AND DEVELOPMENT AGREEMENT ENTERED INTO THE 28th OF APRIL, 2010 BETWEEN HESS CORPORATION AND ZAZA ENERGY, LLC.

HESS & ZAZA EAGLE FORD TREND

TAX PARTNERSHIP PROVISIONS

1.  General Provisions

1.1  Designation of Documents.

This exhibit is referred to in, and is part of, that Agreement identified above and, if so provided, a part of any agreement to which the Agreement is an exhibit. Such agreement(s) (including all exhibits thereto, other than this exhibit) shall be hereinafter referred to as the “Agreement;” and this exhibit is hereinafter referred to as the “Exhibit” or the “Tax Partnership Provisions.” Except as may be otherwise provided in this Exhibit, terms defined and used in the Agreement shall have the same meaning when used herein.

1.2  Relationship of the Parties.

The parties to the Agreement shall be hereinafter referred to as “Party” or “Parties.” The Parties understand and agree that the arrangement and undertakings evidenced by the Agreement result in a partnership for purposes of Federal income taxation and certain State income tax laws which incorporate or follow Federal income tax principles as to tax partnerships. Such partnership for tax purposes is hereinafter referred to as the “Partnership.” For every other purpose of the Agreement the Parties understand and agree that their legal relationship to each other under applicable State law with respect to all property subject to the Agreement is one of tenants in common, or undivided interest owners, or lessee(s)-sublessee(s) and not a partnership; that the liabilities of the Parties shall be several and not joint or collective; and that each Party shall he responsible solely for its obligations.

1.3  Priority of Provisions of this Exhibit.

If there is a conflict or inconsistency, whether direct or indirect, actual or apparent, between the terms and conditions of this Exhibit and the terms and conditions of the Agreement, or any other exhibit or any part thereof, the terms and conditions of this Exhibit shall govern and control.

1.4  Survivorship.

1.4.1  Any termination of the Agreement shall not affect the continuing application of the Tax Partnership Provisions for the termination and liquidation.

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1.4.2  Any termination of the Agreement shall not affect the continuing application of the Tax Partnership Provisions for the resolution of all matters regarding Federal and State income reporting.

1.4.3  These Tax Partnership Provisions shall inure to the benefit of, and be binding upon, the Parties hereto and their successors and assigns.

1.4.4  Term. The effective date of the Agreement shall be the effective date of these Tax Partnership Provisions. The Partnership shall continue in full force and effect from, and after such date, until termination and liquidation.

2.  Tax Reporting Partner and Tax Matters Partner

2.1  Tax Reporting Partner.

The Operator (or the Party listed in Sec, 9.1) as the Tax Reporting Partner (“TRP”) is responsible for compliance with all tax reporting obligations of the Partnership, see Sec. 3.1, below. In the event of any change in the TRP, the Party serving as TRP at the beginning of a given taxable year shall continue as TRP with respect to all matters concerning such year.

2.2  If Small Partner-ship Exception Not Applicable.

If the Partnership does not qualify for the “small partnership exception” from, or if the Partnership elects (see infra Elections at Sees. 4.1 and 9.2) to be subject to, §§6221 et seq., Subchapter C of Chapter 53 of Subtitle A (the “TEFRA rules”) of the Internal Revenue Code (the “Code”) the TRP shall also be the Tax Matters Partner as defined in Code §6231 (a) (the “TMP”) and references to the TRP shall then include references to the TMP and vice versa.

2.2.1  Expenses. The TMP shall not be required to incur any expenses for the preparation for, or pursuance of, administrative or judicial proceedings, unless the Parties agree on a method for sharing such expenses.

2.2.2  Information Request by the TMP. The Parties shall furnish the TMP, within two weeks from the receipt of the request, the information the TMP may reasonably request to comply with the requirements on furnishing information to the Internal Revenue Service.

2.2.3  The TMP shall not agree to any extension of the statute of limitations for making assessments on behalf of the Partnership without first obtaining the written consent of all Parties. The TMP shall not bind any other Party to a settlement agreement in lax audits without obtaining the written concurrence of any such Party.

2.2.4  Any other Party who enters in a settlement agreement with the Secretary of the Treasury with respect to any partnership items, as defined in Code §6231 (a)(3), shall notify the other Parties of the terms within ninety (90) days from the date of such

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settlement.

2.2.5  Inconsistent Treatment of Partnership Items. If any Party intends to file a notice of inconsistent treatment under Code §6222(b), such Party shall, prior to the filing of such notice, notify the TMP of the (actual or potential) inconsistency of the Party’s intended treatment of a partnership item with the treatment of that item by the Partnership. Within one week of receipt the TMP shall remit copies of such notification to the other Parties. If an inconsistency notice is filed solely because a Party has not received a Schedule K-1 in time for filing of its income tax return, the TMP need not be notified.

2.2.6  Request for Administrative Adjustment. No Party shall file pursuant to Code §6227 a request for an administrative adjustment of partnership items without first notifying all other Parties. If all other Parties agree with the requested adjustment, the TMP shall file the request on behalf of (the Partnership. If unanimous consent is not obtained within thirty (30) days from such notice, or within the period required to timely file the request, if shorter, any Party, including the TMP, may file a request for administrative adjustment on its own behalf.

2.2.7  Judicial Proceedings. Any Party intending to file with respect to any partnership item, or any other tax matter involving the Partnership, a petition under Code §§6226, 6228, or any other provision, shall notify the other Parties prior to such filing of the nature of the contemplated proceeding. In the case where the TMP is the Party intending to file such petition, such notice shall be given within a reasonable time to allow the other Parties to participate in the choice of the forum for such petition. If the Parties do not agree on the appropriate forum, then the forum shall be chosen by majority vote. Each Party shall have a vote in accordance with its percentage interest in the Partnership for the year under audit. If a majority cannot agree, the TMP shall choose the forum. If a Party intends to seek review of any court decision rendered as a result of such proceeding, the Party shall notify the other Parties prior to seeking such review.

3.  Income Tax Compliance and Capital Accounts

3.1  Tax Returns.

The TRP shall prepare and file all required Federal and State partnership income tax returns. Not less than thirty (30) days prior to the return due date (including extensions), the TRP shall submit to each Party for review a copy of the return as proposed.

3.2  Fair Market Value Capital Accounts.

The TRP shall establish and maintain for each Party fair market value (“FMV”) capital accounts and tax basis capital accounts. Upon request, the TRP shall submit to each Party along with a copy of any proposed partnership income tax return an accounting of such Party’s FMV capital accounts as of the end of the return period.

3.3  Information Requests.

Each Party agrees to furnish to the TRP not later than sixty (60) days before the return

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due date (including extensions) such information relating to the operations conducted under the Agreement as may be required for the proper preparation of such returns. Similarly, each Party agrees to furnish to the TRP, as requested and timely, any the information and data necessary for the preparation and/or filing of other required reports and notifications, and for the computation of the capital accounts. As provided in Code §6050K(c), a Party transferring its interest must notify the TRP to allow compliance with Code §6050K(a) (see also Sec. 8.1).

3.4  Best Efforts.

The TRP and the other Party(ies) shall use its/their best efforts to comply with responsibilities outlined in this Section, and with respect to the service as TMP as outlined Sec. 2.2, and in doing so shall incur no liability to any other Party.

4.  Tax and FMV Capital Account Elections

4.1  General Elections,

For both income tax return and capital account purposes, the Partnership shall elect:

a) to deduct when incurred intangible drilling and development costs (“IDC”);

b) to use the maximum allowable accelerated tax method and the shortest permissible tax life for depreciation;

c) the accrual method of accounting;

d) to report income on a calendar year basis;

and the Partnership shall also make any elections as specially noted in Sec. 9.2, below.

4.2  Depletion.

Solely for FMV capital account purposes, depletion shall be calculated by using simulated cost depletion within the meaning of Treas. Reg.§l .704-1 (b)(2)(iv)(k)(2), unless the use of simulated percentage depletion is elected in Sec. 9.2, below. The simulated cost depletion allowance shall be determined under the principles of Code §612 and be based on the FMV capital account basis of each Lease. Solely for purposes of this calculation, remaining reserves shall be determined consistently by the TRP.

4.3  Election Out Under Code §761(a).

4.3.1  The TRP shall notify all Parties of an intended election to be excluded from the application of Subchapter K of Chapter 1 of the Code not later than sixty (60) days prior to the filing date or the due date (including extensions) for the Federal partnership income tax return, whichever comes earlier. Any Party that does not consent must provide the TRP with written objection within thirty (30) days of such notice.

4.3.2  After an election-out, to avoid an unintended impairment of the election-out: The Parties will avoid, without prior coordination, any operational changes which would terminate the qualification for the election-out status; all Parties will monitor the continuing qualification of the Partnership for the election-out status and will notify the other Parties if, in their opinion, a change in operations will jeopardize the election-out;

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and, all Parties will use, unless agreed to by them otherwise, the cumulative gas balancing method as described in Treas. Reg.§ 1.761-2(d)(2).

4.4  Consent Requirements for Other Tax or FMV Capital Account Elections.

Unless stipulated differently in Sec. 9.3, any election, other than those referenced above, must be approved by the affirmative vote of two (2) or more Parties owning a majority of the working interest based upon post-Payout ownership.

5.  Capital Contributions and FMV Capital Accounts

The provisions of this Sec. 5 and any other provisions of the Tax Partnership Provisions relating to the maintenance of the capital accounts are intended to comply with Treas. Reg. §1.704-1 (b) and shall be interpreted and applied in a manner consistent with such regulations.

5.1  Capital Contributions.

The respective capital contributions of each Party to the Partnership shall be (a) each Party’s interest in the oil and gas lease(s), including all associated lease and well equipment, committed to the Partnership, and (b) all amounts of money paid by each Party in connection with the acquisition, exploration, development, and operation of the lease(s), and all other costs characterized as contributions or expenses home by such Patty under the Agreement, The contribution of the leases and any other properties committed to the Partnership shall be made by each Party’s agreement to hold legal title to its interest in such leases or other property as nominee of the Partnership.

5.2  FMV Capital Accounts.

The FMV capital accounts shall be increased and decreased as follows:

5.2.1  The FMV capital account of a Party shall be increased by:

(i) the amount of money and the FMV (as of the date of contribution) of any property contributed by such Party to the Partnership (net of liabilities assumed by the Partnership or to which the contributed property is subject);

(ii) that Party’s share of Partnership items of income or gain, allocated in accordance with Sec. 6.0; and

(iii) that Party’s share of any Code §705(a)(l)(B)item.

5.2.2 The FMV capital account of a Party shall be decreased by:

(i) the amount of money and the FMV of property distributed to a Party (net of liabilities assumed by such Party or to which the property is subject);

(ii) that Party’s Sec. 6.1 allocated share of Partnership loss and deductions, or items thereof; and,

(iii) that Party’s share of any Code §705(a)(2)(B) item.

5.2.3  “FMV” when it applies to property contributed by a Party to the Partnership shall be assumed to equal the adjusted tax basis, as defined in Code §1011, of that property unless the Parties agree otherwise as indicated in Sec. 9.2.

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5.2.4  FMV Capital Account Revaluation.

As provided in Treas. Reg. §1.704-l(b)(iv)(e), the capital accounts will be adjusted to reflect the manner in which the unrealized income, gain, loss and deduction inherent in distributed property (not previously reflected in the capital accounts) would be allocated among the Parties if there were a taxable disposition of such property at its FMV as of the time of distribution. Furthermore, if so agreed to in Sec. 9.2, under the rules of Treas. Reg. § 1.704-l(b)(iv)(f), the FMV capital accounts shall be revalued to reflect value changes of the Partnership property.

6.  Partnership Allocations

6.1  FMV Capital Account Allocations.

Each item of income, gain, loss, or deduction shall be allocated to each Party as follows:

6.1.1  Actual or deemed income from the sale, exchange, distribution or other disposition of production shall be allocated to the Party entitled to such production or the proceeds from the sale of such production. The amount received from the sale of production and the amount of the FMV of production taken in kind by the Parties are deemed to be identical; accordingly, such items may be omitted from the adjustments made to the Parties’ FMV capital accounts.

6.1.2  Exploration cost, IDC, operating and maintenance cost shall he allocated to each Party in accordance with its respective contribution, or obligation to contribute, to such cost.

6.1.3  Depreciation shall be allocated to each Party in accordance with its contribution, or obligation to contribute, to the cost of the underlying asset.

6.1.4  Simulated depletion shall be allocated to each Party in accordance with its FMV capital account adjusted basis in each oil and gas property of the Partnership.

6.1.5  Loss (or simulated loss) upon the sale, exchange, distribution, abandonment or other disposition of depreciable or depletable property shall be allocated to the Parties in the ratio of their respective FMV capital account adjusted bases in the depreciable or depletable property.

6.1.6  Gain (or simulated gain) upon the sale, exchange, distribution, or other disposition of depreciable or depletable property shall be allocated to the Parties so that the FMV capital account balances of the Parties will most closely reflect their respective percentage or fractional interests under the Agreement.

6.1.7  Costs or expenses of any other kind shall be allocated to each Party in accordance with its respective contribution, or obligation to contribute, to such costs or expense.

6.1.8  Any other income item shall be allocated to the Parties in accordance with the

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manner in which such income is realized by each Party.

6.2  Tax Return and Tax Basis Capital Account Allocations.

6.2.1  Unless otherwise expressly provided in (this Sec. 6.2, the allocations of the Partnership’s items of income, gain, loss, or deduction for tax return and tax basis capital account purposes shall follow the principles of the allocations under Sec. 6.1. However, the Partnership’s gain or loss on the taxable disposition of a Partnership property in excess of the gain or loss under Sec. 6.1, if any, is allocated to the contributing Party to the extent of such Party’s pre-contribution gain or loss.

6.2.2  The Parties recognize that under Code §613A(c)(7)(D) the depletion allowance is to be computed separately by each Party. for this purpose, each Party’s share of the adjusted tax basis in each oil and gas property shall be equal to its contribution to the adjusted tax basis of such property.

6.2.3  Under Code §613A(c)(7)(D) gain or loss on the disposition of an oil and gas property is to be computed separately by each Party. According to Treas. Reg. §1.704-1(b)(4)(v), the amount realized is allocated as follows: (i) An amount that represents recovery of adjusted simulated depletion basis is allocated (without being credited to the capital accounts) to the Parties in the same proportion as the aggregate simulated depletion basis was allocated to such Parties under Sec. 5.2; and (ii) any remaining realization is allocated in accordance with Sec. 6.1.6.

6.2.4  Depreciation shall be allocated to each Party in accordance with its contribution to the adjusted tax basis of the depreciable asset.

6.2.5  In accordance with Treas. Reg. §1.1245-1 (e), depreciation recapture shall be allocated, to the extent possible, among the Parties to reflect their prior sharing of the depreciation.

6.2.6  In accordance with the principles of Treas. Reg. §1.1254-5, any recapture of IDC is determined and reported by each Party separately. Similarly, any recapture of depletion shall be computed separately by each Party, in accordance with its depletion allowance computed pursuant to See. 6.2.2.

6.2.7  For Partnership properties with FMV capital account values different from their adjusted tax bases the Parties intend that the allocations described in this Section 6.2 constitute a “reasonable method” of allocating gain or loss under Treas. Reg. §1.704-3(a)(1).

6.2.8  Take-in-Kind.

If checked “Yes” in Sec. 9.2, below, each Party has the right to determine the market for its proportionate share of production. All items of income, deductions, and credits arising from such marketing of production shall be recognized by the Partnership and shall be

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allocated to the Party whose production is so marketed.

7.  Termination and Liquidating Distribution

7.1  Termination of the Partnership.

7.1.1  Upon termination, as provided in Code §708(b)(l)(A), the business shall be wound-up and concluded, and the assets shall be distributed to the Parties as described below by the end of such calendar year (or, if later, within ninety (90) days after the date of such termination). The assets shall be valued and distributed to the Parties in the order provided in Secs. 7.1.2, 7.5, and 7.7

7.1.2  Reversion. First, all cash representing unexpended contributions by any Party and any property in which no interest has been earned by any other Party under the Agreement shall be returned to the contributor.

7.2  Balancing of FMV Capital Accounts.

Second, the FMV capital accounts of the Parties shall be determined as described hereafter. The TRP shall take the actions specified under this Sec. 7.2 in order to cause the ratios of the Parties’ FMV capital accounts to reflect, as closely as possible, their interests under the Agreement. The ratio of a Party’s FMV capital account is represented by a fraction, the numerator of which is the Party’s FMV capital account balance and the denominator of which is the sum of all Parties’ FMV capital account balances. This is hereafter referred to as the “balancing of the FMV capital accounts” and, when completed, the FMV capital accounts of the Parties shall be referred to as “balanced.”

7.3  Deemed Sale Gain/Loss Charge Back.

The FMV of all Partnership properties shall be determined and the gain or loss for each property, which would have resulted if sold at such FMV, shall be allocated in accordance with Secs. 6.1.5 and 6.1.6.

7.4  Deficit Make-Up Obligation.

If hereafter a Party has a negative FMV capital account balance, that is a balance of less than zero, in accordance with of Treas. Reg. §1.704-1 (b)(2)(ii)(b)(3) such Party is obligated to contribute an amount of money to the Partnership sufficient to achieve a zero balance FMV capital account (the “Deficit Make-Up Obligation”). Moreover, any Party may contribute an amount of cash to the Partnership to facilitate the balancing of the FMV capital accounts. If after these adjustments the FMV capital accounts are not balanced, Secs. 7.5 shall apply.

7.5  Distribution to balance capital accounts.

7.5.1  If all Parties agree, any cash or an undivided interest in certain selected properties shall be distributed to one or more Parties as necessary for the purpose of balancing the FMV capital accounts.

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7.5.2  Distribution of undivided interests.

Unless Sec.7.5.1 applies, an undivided interest in each and every property shall be distributed to one or more Parties in accordance with the ratios of their FMV capital accounts.

7.6  FMV determination.

If a property is to be valued for purposes of balancing the capital accounts and making a distribution under this Sec. 7, the Parties must first attempt to agree on the FMV of the property; failing such an agreement, the TRP shall cause a nationally recognized independent engineering firm to prepare an appraisal of the FMV of such property.

7.7  Final Distribution.

After the PMV capital accounts of the Parties have been adjusted pursuant to Secs.7.2 to 7.5, all remaining properly and interests then held by the Partnership shall be distributed to the Parties in accordance with their positive FMV capital account balances.

8.  Transfers, Indemnification, and Correspondence

8.1  Transfer of Partnership Interests.

Transfers of Partnership interests shall be governed by the Agreement. A Party transferring its interest, or any part thereof, shall notify the TRP in writing within two weeks after such transfer.

8.2  Correspondence.

All correspondence relating to the preparation and filing of the Partnership’s income tax returns and capital accounts shall be sent to:

TRP	“Att to:” reference
Att: Milton Mosk
Hess Corporation	500 Dallas St.
Box 2040
Houston, Texas 77252-2040
Other Parties:
ZaZa Energy, LLC	Att: Gaston Kearby
600 Leopard St, Ste. 2100
Corpus Christi, Texas 78473

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9.  Elections and Changes to above Provisions

9.1  Operator not the TRP.

With respect to Sec. 2.1, (insert name of Party to be TRP instead of Operator, or indicate “N/A”) Hess Corporation is designated as TRP.

9.2  Special Tax Elections

With respect to Sec. 4.1, the Parties agree (if not applicable insert “N/A” or strike):

Yes
e) that the Partnership shall elect to account for dispositions of depreciable assets under the general asset method to the extent permitted by Code §168(i)(4);	Yes

f) that the Partnership shall elect under Code §754 to adjust the basis of Partnership property, with the adjustments provided in Code §734 for a distribution of properly and in Code §743 for a transfer of a partnership interest. In case of distribution of properly the TRP shall adjust all tax basis capital accounts. In the case of a transfer of a partnership interest the acquiring party(ies) shall establish and maintain its (their) tax basis capital account(s);

Yes

g) that the Partnership shall elect under Code §6231 to be subject to the TBERA rules.	N/A

With respect to Sec. 4.2, Depletion, the Parties agree that the Partnership shall use simulated percentage depletion instead of simulated cost depletion.	N/A

With respect to Sec. 5.2.4, under the rules of Treas. Reg. § 1.704-1 (b)(iv)(l), the Parties agree that the FMV capital accounts shall be revalued to reflect value changes of the Partnership property upon the occurrence of the events specified in (5)(i) through (iii) of said regulations.

N/A

With respect to Sec. 6.2.8, the income attributable to take-in-kind production will be reflected on the tax return.	N/A

With respect to Sec. 5.2.3 the FMV for the listed properties are determined as follows (mark as “N/A” if not applicable)

Property Description	FMV
N/A

9.3 Change of Majority for Other Tax Elections

Instead of the Sec. 4.4 majority for other tax elections, a majority shall be considered if consisting of (specify or line out blanks) N/A

END OF EXHIBIT “D”

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EXHIBIT B

LIST OF COUNTIES

STATE	COUNTY/PARISH
Alabama	Baldwin
Alabama	Escambia
Alabama	Mobile
Florida	Bay
Florida	Escambia
Florida	Holmes
Florida	Okaloosa
Florida	Sania Rosa
Florida	Walton
Florida	Washington
Louisiana	Acadia
Louisiana	Allen
Louisiana	Ascension
Louisiana	Avoyells
Louisiana	Beauredard
Louisiana	Calcasieu
Louisiana	Conoordia
Louisiana	East Baton Rouge
Louisiana	East Feliciana
Louisiana	Evangeline
Louisiana	Iberville
Louisiana	Jefferson
Louisiana	Jefferson Davis
Louisiana	Lafayette
Louisiana	Livingston
Louisiana	Orleans
Louisiana	Plaquemines
Louisiana	Point Caupee
Louisiana	Rapides
Louisiana	St Bernard
Louisiana	St Charles
Louisiana	St Helena
Louisiana	St James
Louisiana	St John The Baptist
Louisiana	St Landry
Louisiana	St Martin
Louisiana	St Tammany
Louisiana	Tangipahoa
Louisiana	Vernon
Louisiana	Washington
Louisiana	West Baton Rouge
Louisiana	West Feliciana
Mississippi	Adams
Mississippi	Amite
Mississippi	Covington
Mississippi	Forrest
Mississippi	Franklin
Mississippi	George
Mississippi	Greene
Mississippi	Hancock
Mississippi	Harrison
Mississippi	Jackson
Mississippi	Jefferson Davis
Mississippi	Jones
Mississippi	Lamar
Mississippi	Lawrence
Mississippi	Lincoln
Mississippi	Marion
Mississippi	Pearl River
Mississippi	Perry
Mississippi	Pike
Mississippi	Pike
Mississippi	Stone
Mississippi	Walthall
Mississippi	Wilkinson
Texas	Anderson
Texas	Angelina
Texas	Atascosa
Texas	Austin
Texas	Bastrop
Texas	Bee
Texas	Brazos
Texas	Burleson
Texas	Caldwell
Texas	Cherokee
Texas	Colorado
Texas	De Witt
Texas	Dimmit
Texas	Falls
Texas	Fayette
Texas	Freestone
Texas	Frio
Texas	Gonzales
Texas	Grimes
Texas	Guadalupe
Texas	Henderson
Texas	Hill
Texas	Houston
Texas	Jasper
Texas	Karnes
Texas	La Salle
Texas	Lavaca
Texas	Lee
Texas	Leon
Texas	Limestone
Texas	Live Oak
Texas	Madison
Texas	Maverick
Texas	McLennan
Texas	McMullen
Texas	Milan
Texas	Montgomery
Texas	Nacogdoches
Texas	Navarro
Texas	Newton
Texas	Folk
Texas	Robertson
Texas	Rusk
Texas	Sabine
Texas	San Augustine
Texas	San Jacinto
Texas	Smith
Texas	Trimly
Texas	Trinity
Texas	Tyler
Texas	Walker
Texas	Waller
Texas	Washington
Texas	Webb
Texas	Wilson
Texas	Zavala